Exhibit 99.1

Newtek Business Services Corp. Reports Second Quarter 2018 Financial Results

Second Quarter 2018 SBA 7(a) Loan Fundings up 32.2%
over the Same Period Last Year

Lake Success, N.Y. - August 1, 2018 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and six months ended June 30, 2018.

Second Quarter 2018 Financial Highlights

•	Total investment income of $11.4 million for the three months ended June 30, 2018; an increase of 15.1% over total investment income of $9.9 million for the three months ended June 30, 2017.

•
Net investment loss of $(2.1) million, or $(0.11) per share, for the three months ended June 30, 2018, compared to a net investment loss of $(1.7) million, or $(0.10) per share, for the three months ended June 30, 2017.

•
Adjusted net investment income (“ANII”)[1] of $8.2 million, or $0.44 per share, for the three months ended June 30, 2018; an increase of 7.3% on a per share basis compared to ANII of $7.2 million, or $0.41 per share, for the three months ended June 30, 2017.

•
Net asset value (“NAV”) of $282.3 million, or $15.06 per share, at June 30, 2018; an increase of 4.9% over NAV of $14.36 per share at June 30, 2017, and a decrease of 0.13% over NAV of $15.08 per share at December 31, 2017.

•	Debt-to-equity ratio of 90.8% at June 30, 2018.

•	Total investment portfolio increased by 24.3% to $487.7 million at June 30, 2018, from $392.3 million at June 30, 2017, and increased 6.8% from $456.7 million at December 31, 2017.

Financial Highlights - Six Months Ended June 30, 2018

•	Total investment income of $22.5 million for the six months ended June 30, 2018; an increase of 18.9% over total investment income of $18.9 million for the six months ended June 30, 2017.

•
Net investment loss of $(4.9) million, or $(0.26) per share for the six months ended June 30, 2018, compared to a net investment loss of $(3.8) million, or $(0.22) per share, for the six months ended June 30, 2017.

•
ANII of $16.3 million, or $0.88 per share, for the six months ended June 30, 2018; an increase of 8.6% on a per share basis over ANII of $13.7 million, or $0.81 per share, for the six months ended June 30, 2017.

Exhibit 99.1

2018 Dividend Payments & Increase in 2018 Annual Dividend Forecast

•	The Company paid a second quarter 2018 cash dividend of $0.42 per share on June 29, 2018 to shareholders of record as of June 15, 2018.

•
The Company increased its 2018 annual cash dividend forecast to $1.80[2] per share, which represents a 4.7% increase from its previous forecast of $1.72 per share, and a 9.8% increase over the Company’s 2017 annual dividend payment of $1.64 per share.

SBA Loan Highlights

•
Newtek Small Business Finance, LLC (“NSBF”) funded $106.5 million of SBA 7(a) loans during the three months ended June 30, 2018; an increase of 32.2% over $80.5 million of SBA 7(a) loans funded for the three months ended June 30, 2017.

•
NSBF forecasts full year 2018 SBA 7(a) loan fundings of between $465 million and $485 million, which would represent an approximate 23% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2017.

•
Newtek Business Credit (“NBC”), a portfolio company, closed $7.5 million of SBA 504 loans for the three months ended June 30, 2018; as compared to $1.4 million of SBA 504 loans closed during the second quarter of 2017.

•	NBC funded $9.6 million of SBA 504 loans for the three months ended June 30, 2018; as compared to $1.4 million of SBA 504 loans funded during the second quarter of 2017.

•	NBC forecasts full year 2018 SBA 504 loan closings of between $75 million and $100 million.

Subsequent Second Quarter 2018 Highlights

•	On July 10, 2018, S&P Global Ratings raised its rating on the Class A Notes issued by the Newtek Small Business Loan Trust 2010-1 from AA to AAA.

•
The Company’s shareholders approved, among other things, the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the Investment Company Act of 1940, as amended by the Small Business Credit Availability Act, at the Company’s special meeting of shareholders, held on July 26, 2018. As a result, the Company’s asset coverage requirements for senior securities will be reduced from 200% to 150%, effective July 27, 2018.

•
On July 31, 2018, Newtek Business Lending, LLC (“NBL”), a newly formed wholly owned portfolio company, closed on a $75.0 million SBA 504 credit facility with Capital One, with a $75.0 million accordion feature to increase borrowing capacity to $150 million, which will be available to originate loans under the SBA 504 loan program.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are proud to report another strong quarter with growth across all of our key metrics, exceeding the analysts’ consensus estimates3 for Adjusted Net Investment Income by $0.02 per share. Our technologically based business model continues to drive our strong performance and growth. In the second quarter, we continued to realize tremendous year-over-year percentage growth in our loan referral dollar volume and units of approximately 148% and 299%, respectively contributing significantly to the 32.2% year-over-year percentage growth in our SBA 7(a) loan fundings in the second quarter of 2018. In addition, our portfolio companies continue to see growth in SBA 504 loans and line of credit business, and we look forward to the rollout of our newer programs including non-conforming loans.”

Mr. Sloane continued, “We thank our shareholders for their approval last week at our Special Meeting of Shareholders to reduce our asset coverage ratio to 150% from 200% thereby allowing us to increase our debt-to-equity ratio from 1:1 to 2:1 and giving us the ability to further grow our balance sheet. With this increased flexibility to access debt capital, we believe it will reduce our dependence on equity capital raises and raise growth capital on a newer balanced approach, taking greater advantage of the use of lines of credit and cost-effective securitization transactions. We believe that the continued traction in our business model and our shareholders adoption of the application of the modified asset coverage requirement will enable us to continue to grow our business and continue to achieve strong financial results. As such, we recently announced our third increase this year in our 2018 annual dividend forecast to $1.80 per share, which would represent a 9.8%

Exhibit 99.1

increase over the Company’s 2017 annual dividend payment of $1.64 per share. We believe this sets us apart in the BDC sector as we believe many BDCs are struggling to maintain their dividends, and in some cases reducing their dividends.”

Mr. Sloane concluded, “We have a significant amount of information that we will discuss during our earnings conference call tomorrow morning including advances in SBA 504 lending, our anticipated launch of our non-conforming loan business, as well as additional staffing and technological investments.”

Investor Conference Call and Webcast

A conference call to discuss second quarter 2018 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Thursday, August 2, 2018 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.
1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3Analyst Consensus Estimates

As per Bloomberg on July 30, 2018

About Newtek Business Services Corp.

Exhibit 99.1

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Newtek Advantage, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.
Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $312,440 and $287,690, respectively; includes $244,661 and $265,174, respectively, related to securitization trusts)	$305,478	$278,034
SBA guaranteed non-affiliate investments (cost of $21,927 and $22,841, respectively)	24,400	25,490
Controlled investments (cost of $64,056 and $59,898, respectively)	157,235	153,156
Non-control/affiliate investments (cost of $600 and $0, respectively)	600	—
Investments in money market funds (cost of $9 and $9, respectively)	9	9
Total investments at fair value	487,722	456,689
Cash	3,575	2,464
Restricted cash	24,701	18,074
Broker receivable	10,978	8,539
Due from related parties	3,126	2,255
Servicing assets, at fair value	20,663	19,359
Other assets	11,048	12,231
Total assets	$561,813	$519,611

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$31,000	$—
Notes due 2022	7,977	7,936
Notes due 2021	—	39,114
Notes due 2023	55,326	—
Notes payable - Securitization trusts	140,372	162,201
Notes payable - related parties	16,275	7,001
Due to related parties	107	—
Deferred tax liabilities	8,136	8,164
Accounts payable, accrued expenses and other liabilities	20,340	16,866
Total liabilities	279,533	241,282

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 18,745 and 18,457 issued and outstanding, respectively)	375	369
Additional paid-in capital	250,854	247,363
(Distributions in excess of)/undistributed net investment income	(5,397)	14,792
Net unrealized appreciation, net of deferred taxes	20,838	20,448
Net realized gains/(losses)	15,610	(4,643)
Total net assets	282,280	278,329
Total liabilities and net assets	$561,813	$519,611
Net asset value per common share	$15.06	$15.08

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Investment income
From non-affiliate investments:
Interest income	$5,503	$4,635	$10,677	$8,870
Dividend income	—	—	—	—
Servicing income	2,008	1,723	4,073	3,369
Other income	1,108	896	2,163	1,561
Total investment income from non-affiliate investments	8,619	7,254	16,913	13,800
From Non-control/affiliate investments
Dividend income	10	—	10	—
Total investment income from non-control/affiliate investments	10	—	10	—
From controlled investments:
Interest income	200	121	349	268
Dividend income	2,575	2,475	5,200	4,775
Other income	—	54	—	54
Total investment income from controlled investments	2,775	2,650	5,549	5,097
Total investment income	11,404	9,904	22,472	18,897
Expenses:
Salaries and benefits	5,212	4,980	10,090	9,631
Interest	3,792	2,617	7,304	5,147
Depreciation and amortization	116	96	236	185
Professional fees	587	602	1,527	1,449
Origination and servicing	2,168	1,269	3,773	2,653
Change in fair value of contingent consideration liabilities	7	—	17	—
Loss on extinguishment of debt	—	—	1,059	—
Other general and administrative costs	1,656	2,020	3,373	3,605
Total expenses	13,538	11,584	27,379	22,670
Net investment loss	(2,134)	(1,680)	(4,907)	(3,773)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	10,319	8,914	20,200	17,599
Net realized gain on controlled investments	52	—	52	—
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	105	(63)	(175)	50
Net unrealized appreciation on SBA unguaranteed non-affiliate investments	1,702	1,817	2,694	1,261
Net unrealized depreciation on controlled investments	(1,250)	(2,674)	(80)	(1,743)
Change in deferred taxes	326	976	27	410
Net unrealized depreciation on servicing assets	(1,499)	(360)	(2,078)	(969)
Net realized and unrealized gains	$9,755	$8,610	$20,640	$16,608
Net increase in net assets resulting from operations	$7,621	$6,930	$15,733	$12,835
Net increase in net assets resulting from operations per share	$0.41	$0.40	$0.85	$0.76

Exhibit 99.1

Net investment loss per share	$(0.11)	$(0.10)	$(0.26)	$(0.22)
Dividends and distributions declared per common share	$0.42	$0.44	$0.82	$0.76
Weighted average number of shares outstanding	18,680	17,345	18,588	16,867

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended June 30, 2018	Per share	Three months ended June 30, 2017	Per share
Net investment loss	$(2,134)	$(0.11)	$(1,680)	$(0.10)
Net realized gain on non-affiliate debt investments	10,319	0.55	8,914	0.51
Net realized gain on controlled investments	52	0.00	—	—
Loss on lease	(76)	(0.00)	(74)	(0.00)
Change in fair value of contingent consideration liabilities	7	0.00	—	—
Adjusted Net investment income	$8,168	$0.44	$7,160	$0.41

(in thousands, except per share amounts)	Six months ended June 30, 2018	Per share	Six months ended June 30, 2017	Per share
Net investment loss	$(4,907)	$(0.26)	$(3,773)	$(0.22)
Net realized gain on non-affiliate debt investments	20,200	1.09	17,599	1.04
Net realized gain on controlled investments	52	0.00	—	—
Loss on lease	(152)	(0.01)	(175)	(0.01)
Change in fair value of contingent consideration liabilities	17	0.00	—	—
Loss on debt extinguishment	1,059	0.06	—	—
Adjusted Net investment income	$16,269	$0.88	$13,651	$0.81